Exhibit 99.1

April 29, 2015

Dear Fellow Shareholders:

Simsbury Bank is focused on being the leading bank in its branch franchise market area and a regional competitor in residential mortgage lending and commercial banking.  We took numerous actions in 2014 to address the impact of market and competitive changes on our business and as a result finished the year with improved earnings momentum.  We move into 2015 with a strong team and streamlined organizational structure prepared to deliver our customers the advice, solutions and service they have come to expect from Simsbury Bank.

We were pleased to again originate more residential mortgages in our four town market area in 2014 than any other participant – more than the nation’s and state’s largest banks and numerous mortgage companies.  During the first half of the year, we reduced expenses in our consumer and mortgage lending department to align our capacity with demand.  In the first half of 2014, demand was significantly lower than the first half of 2013 with total mortgage closings in our four town area declining by 44%.  For the full year, demand declined 33%.  Purchase mortgages remained fairly steady with only a 2% decline.  However, the non-purchase segment, made up of refinance mortgages and home equity lines and loans, declined significantly by 43%.

In order to increase volume overall as well as provide a means of better utilizing day-to-day loan underwriting capacity, we launched a wholesale mortgage origination channel in 2014.  We now have active relationships with 11 Connecticut independent mortgage brokers.  Most of the loans we originate through our wholesale channel are sold, however we retain servicing.

Finally, we reorganized management of our mortgage and consumer lending area to eliminate one management layer and combine certain functions.  This streamlined management structure has improved our performance in all areas.

Commercial Banking made its expected contribution to earnings in 2014.  Loan growth was solid as average commercial loan balances for the year were 14% higher than 2013.  The Bank continues to enjoy a well-diversified loan mix and strong loan quality.  We are pursuing a number of targeted business development strategies that leverage specialized knowledge to differentiate ourselves.  We also expanded our capacity in 2014 by adding the role of cash management officer.  This role has enabled the Bank to increase sales of products and services and improve customer service.

Retail Banking performed well in 2014 with average deposit balances increasing 4% from the 2013 level.  We continued to have the leading Connecticut-based bank deposit market share in our four town branch franchise area.  The Bank continues to grow deposits faster than the overall four town market.  Based on the FDIC’s annual summary of deposits survey, Simsbury Bank’s deposits increased 6.4% while the market grew by only 2.9%.  We focused a great deal in 2014 on enhancing our electronic services to provide increased convenience and functionality to our customers.  In the fourth quarter, we launched our mobile banking product which was readily embraced by our customers. During 2015, we intend to further expand our electronic banking offerings and functionality.

Electronic / digital tools have brought revolutionary changes to the economy and society.  With the introduction of personal computers and cellular telephone service in the 1980’s, the emergence of the internet and high speed cable in the 1990’s, the further development of wireless networks since 2000 and the introduction of the smart phone in 2007, each new hardware and communication network innovation has spawned creation of software that lets us do more things more quickly and more accurately.  This revolution has brought great benefits to commerce, manufacturing, communication, education and every other field of endeavor.  Unfortunately, it has also spawned and facilitated new forms of criminal activity.  What has come to be known as “cybersecurity” is a concern for everyone in today's digital world.

Simsbury Bank continuously works to ensure that its customers are secure.  During 2014, we enhanced our debit card security by monitoring for unusual transactions and taking action to inform and protect customers when such transactions arise.  We introduced a requirement for more secure passwords for online and mobile banking access to increase the security of these important tools.  We also expanded the information available to consumers on our website about cybersecurity and steps everyone should take to protect their information.  We intend to continue to strengthen our customers’ cybersecurity in 2015 and beyond.

In conclusion, we thank you for your support and look forward to a strong year for Simsbury Bank, its shareholders, customers, employees and the communities it serves.

Sincerely,

/s/ Martin J. Geitz	/s/ Robert J. Bogino
Martin J. Geitz President & Chief Executive Officer	Robert J. Bogino Chairman of the Board of Directors

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